Exhibit 5.1

K&L GATES LLP 925 FOURTH AVENUE SUITE 2900 SEATTLE, WA 98104-1158 T 206.623.7580 F 206.623.7022 klgates.com

October 17, 2013

F5 Networks, Inc.

401 Elliot Avenue West

Seattle, Washington 98119

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of 60,000 shares (the “Shares”) of Common Stock, no par value per share, of F5 Networks, Inc., a Washington corporation (the “Company”). The Shares are issuable under the F5 Networks, Inc. Versafe Acquisition Equity Incentive Plan (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Third Amended and Restated Articles of Incorporation and Third Amended and Restated Bylaws, in each case as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of Washington.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP